For period ending March 31, 2004

File number 811-7528
Exhibit 77Q-2

Section 16(a) Beneficial Ownership Reporting Compliance

         An initial report under Section 16(a) of the Securities Exchange
 Act of 1934 was not timely filed for Mr. Joseph A. Varnas, president of the registrant. This delayed report did not involve any transactions in the registrants common stock but rather related to his election as an officer.